UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 27, 2008

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On February 27, 2008, the Board of Directors (the “Board”) of the Harrah’s Entertainment, Inc. (the “Company”) approved the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”). The holders of the voting common stock of the Company also approved the Plan on February 27, 2008. Set forth below is a description of the material terms of the Plan.

The Plan will be administered by either the Board or the Human Resources Committee (the “Committee”) of the Board (the Board or the Committee, as applicable, the “Administrator”).

The Plan provides for the grant of non-qualified stock options to purchase up to an aggregate amount of 3,733,835 shares of non-voting common stock of the Company. No participant in the Plan may be granted options with respect to more than 2,000,000 shares of non-voting common stock of the Company. To the extent that any stock option granted under the Plan terminates, expires or is cancelled without having been exercised, the shares covered by such stock option will again be available for grant under the Plan.

Options to purchase 2,333,647 shares of non-voting common stock will be time-based options. Except in certain limited circumstances or as specified in a participant’s grant agreement, these time-based options will vest ratably on each anniversary of grant over five years.

Options to purchase 1,400,188 shares of non-voting common stock will be performance-based options. In general, 50% of the performance-based options will vest if TPG Capital, L.P., Apollo Management, L.P. and their respective affiliates (the “Majority Stockholders”) achieve a 2x return on their investment in the Company (“2x options”) and an additional 50% of the performance-based options will vest if the Majority Stockholders achieve a 3x return on their investment in the Company (“3x options”). In addition, a pro-rata portion of the 3x options will vest if the Majority Stockholders achieve a return on their investment that is greater than 2.5x, but less than 3.0x. The pro rata portion will increase on a straight line basis from 0 to a participant’s total number of 3x options depending upon the level of returns that the Majority Stockholders realize between 2.5x and 3.0x. There is no pro-rata vesting with respect to the 2X options. The foregoing hurdles may vary depending on the timing of a realization event.

In general, the performance hurdles will only be met if the Majority Stockholders receive actual cash or other value for their investment. However, if (1) the Company has undertaken a qualified public offering, (2) the fourth anniversary of the closing of the sale of the Company has occurred (January 28, 2012), and (3) the average of the closing trading price of the Company shares during a 90 day period supports a 3.0x return on the Majority Stockholders’ investment, as determined by the Board, all of the performance-based options will vest.

The Plan and the individual award agreements under the Plan contain provisions regarding the treatment of a Plan participant’s options in the event of a change of control of the Company and/or in the event of a termination of a Plan participant’s employment. Prior to the occurrence of a qualified public offering of the Company, to exercise an option a participant will be required to execute a management investor rights agreement that includes, among other things, certain restrictions on transfer of the shares acquired on exercise of the option, tag along and drag along rights and obligations, and certain put and call rights.

On February 27, 2008, the Board made the following grants under the Plan to the Company’s named executive officers:

Name	Shares Subject to Time-Based Options	Shares Subject to 2x Options	Shares Subject to 3x Options
Gary W. Loveman, Chairman, President and Chief Executive Officer	466,729	274,612	274,612

Jonathan S. Halkyard, Senior Vice President, Chief Financial Officer and Treasurer	51,147	15,344	15,344

Charles L. Atwood, Vice Chairman	40,212	12,064	12,064

Thomas M. Jenkin, Western Division President	68,785	14,815	14,815

J. Carlos Tolosa, Eastern Division President	29,630	8,889	8,889

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: March 3, 2008	By:	/s/ Michael D. Cohen
Michael D. Cohen Vice President, Associate General Counsel and Corporate Secretary